Levy Cohen & Co.
Registered Auditors
37 Broadhurst Gardens, London NW6 3QT
Tel: 020 - 7624 2251 Fax: 020 - 7372 2328
E - mail: levco@netcomuk.co.uk

Consent of Independent Auditors

We hereby consent to the incorporation reference, in the Resignation Statements on Form S-8, Registration Nos. 333-13270, 333-11220, 333-1946 and 333-10794 of Magic Software Enterprises Ltd., of our report dated 20 January 2003 relating to the balance sheets of Magic Software Enterprises (UK) Limited as of 31 December 2201 and 2002, and the related statements of operations, changes in shareholders' equity and cash flows for the three years in the period ended 31 December 2002, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd., for the year ended 31 December 2002.

Yours sincerely,
LEVY COHEN & CO.

Registered Auditors

30 June 2003

S. Levy C.P.A. (ISR)
J. Cohen C.P.A. (ISR)
R. Shahmoon ACA